Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of our report dated February 28, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedules in so far as they relate to the effects of discontinued operation as discussed in Note 22, as to which the date is December 4, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Developers Diversified Realty Corporation’s Current Report on Form 8-K dated December 4, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
January 3, 2007